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                                                                     Exhibit 8.1

                          GOODWIN, PROCTER & HOAR LLP
                              COUNSELLORS AT LAW
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881

                                                       TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 523-1231

                                  May 4, 1998



Bay Apartment Communities, Inc.
4340 Stevens Creek Boulevard, Suite 275
San Jose, California 95129

Ladies/Gentlemen:

     We have acted as counsel to Bay Apartment Communities, Inc., a Maryland corporation ("Bay"), in connection with the proposed merger (the "Merger") of Avalon Properties, Inc., a Maryland corporation ("Avalon") with and into Bay, pursuant to the Agreement and Plan of Merger dated as of March 9, 1998, by and between Bay and Avalon (the "Merger Agreement"). At your request, and pursuant to Section 7.8 of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Capitalized terms contained herein and not otherwise defined herein have the same meanings given such terms in the Joint Proxy Statement as defined herein.

     For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") of Bay and Avalon included in the Registration Statement filed by Bay with the Securities and Exchange Commission (the "Registration Statement") on Form S-4 in connection with the issuance of shares of Bay common and preferred stock pursuant to the Merger, and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Bay and Avalon (including, without limitation, those contained in certain certified representations and in the Joint Proxy Statement, the Registration Statement and those contained in or made pursuant to the Merger Agreement), which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger (the "Effective Date"), and that no actions that are inconsistent with such statements, representations and warranties will be taken. We also have assumed that all representations made "to the best knowledge of" any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.